UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: September 30, 2011

(Date of earliest event reported)

AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28925 Fountain Parkway, Solon, Ohio		44139
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (440) 519-8700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2011, Agilysys, Inc. (the “Company”) announced that Robert R. Ellis, age 38, was appointed to serve as Senior Vice President and Chief Financial Officer of the Company, effective October 10, 2011. Mr. Ellis previously served as Vice President of Accounting and Financial Operations and Principal Accounting Officer at Radiant Systems, Inc. Prior to that time, he served as Corporate Controller and Director at Radiant from 2003 to 2007. Mr. Ellis’ annual salary will be $275,000, and his fiscal year annual incentive opportunity will be equal to 60% of his base salary, which will be pro-rated for fiscal year 2012. He also will receive a long-term equity incentive award valued at 60% of his base salary, with one-half of the value in stock-settled appreciation rights and one-half of the value in restricted shares. Mr. Ellis will also receive 5,000 restricted shares upon his appointment.

In connection with Mr. Ellis’ appointment, the Company entered into an employment agreement with Mr. Ellis whereby he will be paid his current base salary and annual incentive and will receive one year of his health and welfare benefits upon termination without cause, or upon a substantial change to his responsibilities or compensation if Mr. Ellis terminates his employment within the 30-day period following such change. His employment agreement contains provisions for the protection of the Company’s confidential information for an indefinite period and non-compete and non-solicitation clauses for a one-year period. Other than his employment arrangements, Mr. Ellis is not a party to any related person transactions with the Company or any of its executive officers, directors, or related persons and does not have any family relationships with any of the Company’s executive officers, directors, or related persons.

Mr. Ellis will replace Henry R. Bond, current Senior Vice President and Chief Financial Officer, who will remain with the Company through October 21, 2011.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 – Press release dated September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.

By:	/s/ Kathleen A. Weigand
Kathleen A. Weigand
General Counsel, Secretary and Senior Vice President – Human Resources

Date: September 30, 2011

Exhibit Index

Exhibit Number	Description

99.1	Press release dated September 30, 2011.